UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 15, 2007

(Date of earliest event reported)

LENOX GROUP INC

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           In October 2004, the American Jobs Creation Act of 2004 amended the Internal Revenue Code to add Section 409A (“Section 409A”), which imposes significant restrictions on non-qualified deferred compensation. In response to the adoption of Section 409A, the Compensation Committee of the Board of Directors of Lenox Group Inc (the “Company”) approved a revised form of change in control agreement for the Company’s named executive officers (the “Senior Management Change in Control Agreement”) in order to bring such agreement into compliance with Section 409A and associated regulations.

On January 15, 2007, the Company entered into a new Senior Management Change in Control Agreement with Timothy J. Schugel, Chief Financial and Operating Officer, and David H. Royer, Vice President, Sales. The new Senior Management Change in Control Agreements supercede the existing change in control agreements these officers had signed with the Company in 2003. In addition, the Company entered into a Senior Management Change in Control Agreement with Joel D. Anderson, President, Consumer Direct, on January 15, 2007, pursuant to the terms of his hiring letter.

The Senior Management Change in Control Agreement provides that the executive will receive a cash severance benefit payment (as described below) and certain other benefits if, within one year following the occurrence of a “change in control,” the employment of the executive is involuntarily terminated without “cause” or the executive resigns for “good reason” (other than due to death, disability or retirement at or after age 65). The terms “change in control,” “cause” and “good reason” are defined in the Senior Management Change in Control Agreement. The executive also has the right to receive such payment and benefits if the executive’s employment is involuntarily terminated (1) within four weeks prior to a public announcement by the Company of an agreement with a third party to effect a change in control which agreement is approved by the Company’s Board of Directors in force immediately prior to such announcement or (2) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a change in control with or by a party competing with such third party) and such termination is under circumstances that would have entitled the executive to receive such payments and benefits if they had occurred following a change in control.

The lump sum cash severance benefit payment the executive is entitled to receive upon the circumstances described above is equal to the sum of:

•	The executive’s base salary through the termination date;

•	The executive’s target pro rata bonus for the year of termination;

•	An amount equal to two times the sum of the executive’s base salary on the date of termination plus the executive’s highest cash bonus during the past three years; and

•

An amount equal to the current value of continued participation in all of the Company’s benefit plans at the same level at which the executive was participating in such plans on the termination date, assuming that such participation would have continued for 24 months.

As a further benefit, the executive’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits will immediately vest, all restrictions relating to any restricted or deferred stock will lapse and, to the extent permitted by Section 409A, the executive will retain the right to exercise all outstanding stock options for the lesser of 36 months from the termination date or the remainder of the exercise period.

In addition, the portion of the cash severance benefit payment due pursuant to the benefit plans will be grossed up for taxes and, in the event that after the imposition of any excise tax, the executive were to retain less than 80% of the total payments due the executive under the Senior Management Change in Control Agreement, the Company will be obligated to pay a full gross-up amount to the executive. The cash severance benefit payment is not subject to mitigation or offset.

The Senior Management Change in Control Agreement also provides that during the executive’s employment with the Company and for a period of 24 months thereafter, the executive will not solicit any of the Company’s employees.

The foregoing description of the terms of the Senior Management Change in Control Agreement is qualified in its entirety by reference to the full text of the form of Senior Management Change in Control Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

10.1  Form of Senior Management Change in Control Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC

By:	/s/ Timothy J. Schugel
Timothy J. Schugel
Chief Financial and Operating Officer

Date: January 17, 2007

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Senior Management Change in Control Agreement.